Exhibit 10.13

Addendum Number 1 to Distribution Agreement Dated February 26, 1990 by and between Ingram Micro Inc. (successor to Ingram Micro D Inc.) and Castelle, Inc.

The above-referenced agreement is hereby amended as follows:

1.	Section 2.1 line 2, delete “in the continental United States, Canada, South America and Caribbean countries” and insert “worldwide”

Agreed this 3rd day of December, 1991.

Ingram Micro Inc.	Castelle, Inc.
2801 South Yale Street	3255-3 Scott Blvd.
Santa Ana, CA 92704-5850	Santa Clara, CA 95054

/s/ Sanat K. Dutta	/s/ Patrick Linehan
Name: Sanat K. Dutta	Name: Patrick Linehan
Title: Senior Vice President, Operations	Title: President & CEO

EXHIBIT 10.13

CERTIFICATION OF DISCOUNT LEVEL

Castelle agrees to provide product for GSA resale at the Castelle standard discount plus five points. Castelle will consider a greater discount for small and large bid pricing, based on the number of units and delivery schedule. Additionally, discounts such as co-op, reseller or distributor spiffs, as we as promotional considerations, will not be applicable. Castelle will honor purchase orders for ship and debit or purchase at government discount rates. In either case, the distributor agrees to provide the following:

• The reseller purchase order with reference to the government agency.

• The distributor purchase order with reference to the reseller and the government agency.

• A copy of the distributor invoice referencing the Castelle product serial number.

In the can of a ship and debit purchase order, Castelle reserves the right to determine the eligibility for the discount and will reimburse the distributor upon review of the supporting documentation to Castelle’s satisfaction. Netting the additional discount against the distribution accounts receivable will not be permissible on any situation without prior approval by Castelle.

Approved:
/s/ D. Patrick Linehan
Patrick Linehan
President